Exhibit 5.1
Watson, Farley & Williams (New York) LLP
1133 Avenue of the Americas
New York, New York 10036
Tel (212) 922 2200
Fax (212) 922 1512
March 25, 2009
Teekay LNG Partners L.P.
4th Floor
Belvedere Building
69 Pitts Bay Road
Hamilton, HM 08
Bermuda
Registration Statement on Form F-3 — Prospectus Supplement
Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay LNG Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the offer and sale of Common Units (the “Units”) representing limited partner interests in the Partnership pursuant to a registration statement on Form F-3 (No. 333-137697) (the “Registration Statement”) and the prospectus (the “Original Prospectus”) included therein dated September 29, 2006, as supplemented by a prospectus supplement dated March 25, 2009 (the “Prospectus Supplement”).
In so acting, we have examined originals, or copies, certified to our satisfaction, of (i) the First Amended and Restated Agreement of Limited Partnership dated May 10, 2005, as amended by Amendment No. 1 thereto dated May 31, 2006 and by Amendment No. 2 thereto dated January 1, 2007 (as amended, the “Partnership Agreement”), of the Partnership, (ii) the Registration Statement, the Original Prospectus and the Prospectus Supplement, (iii) the form of the Underwriting Agreement (the “Underwriting Agreement”) to be executed among the Partnership, the representatives of the underwriters named therein, Teekay GP L.L.C., a Marshall Islands limited liability company and the general partner (the “General Partner”) of the Partnership, and various other parties named therein, relating to the issuance and sale of the Units, and (iv) originals, or copies certified to our satisfaction, of all such records of the Partnership and the General Partner, agreements and other documents, certificates of public officials, officers and representatives of the Partnership, the General Partner and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies
London • New York • Paris • Hamburg • Munich • Rome • Milan • Athens • Piraeus • Singapore • Bangkok
Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.
Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

Teekay LNG Partners L.P.
March 25, 2009	Page 2
and (b) the accuracy of the factual representations made to us by officers and other representatives of the Partnership and the General Partner, whether evidenced by certificates or otherwise.
This opinion is limited to Marshall Islands Law and is as of the effective date of the Prospectus Supplement.
Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that, upon due execution and delivery of the Underwriting Agreement by the parties thereto substantially in the form examined by us, when the Units are issued and delivered against payment therefor in accordance with the terms of the Partnership Agreement, the Underwriting Agreement and the Registration Statement, the Original Prospectus and the Prospectus Supplement, the Units will be duly authorized, validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to the reference to our name in the Registration Statement, the Original Prospectus and the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
Watson, Farley & Williams (New York) LLP